Exhibit 99.1
FIRST BANCORP PROVIDES UPDATE ON
REVIEW OF ACCOUNTING ISSUES
     SAN JUAN, Puerto Rico, Aug. 25, 2005 /PRNewswire — First BanCorp (NYSE: FBP) (the “Company”) announced that on August 23, 2005, the Company received a letter from the United States Securities and Exchange Commission (the “SEC”) in which the SEC indicated that it was conducting an informal inquiry into the Company. The inquiry pertains, among other things, to the accounting for mortgage loans purchased by the Company from two other financial institutions during the calendar years 2000 through 2004. The Company intends to fully cooperate with the SEC.
     The Company has previously disclosed that the Audit Committee (the “Committee”) of the Company had determined that it should undertake a review of purchaser of mortgage loans originated by other financial institutions. This disclosure was made by the Company in its Form 12b-25 filed with the SEC on August 10, 2005. In this filing, the Company announced that it would be unable to file its Form 10-Q for the quarter ended June 30, 2005 on a timely basis.
     The Committee has retained the law firms Clifford Chance U.S. LLP and Martinez Odell & Calabria to assist the Committee in its review. Forensic accountants FTI Consulting Inc. have also been retained to assist in the review.
     The Committee is reviewing the terms of these transactions and the accounting for these transactions. The accounting issues being reviewed include the following:
     - Whether the Company should have recorded any such transactions as loans made by the Company to the sellers of the mortgage loans, rather than as purchases of mortgage loans under SFAS No. 140.
     - Whether any of the transactions resulted in derivatives requiring the application of SFAS No. 133.
     The Committee is also evaluating the impact of these issues on the Company’s internal controls and procedures, including its internal control over financial reporting.
     Although the Committee is reviewing the issues described in this Form 8-K, it is possible that the Committee may also determine it is appropriate to review other issues.
     The issues being reviewed by the Committee could potentially affect the Company’s financial statements for the years 2000 through 2004 and the first two quarters of 2005. The Committee has not yet made any determinations with respect to the potential impact of these issues on the Company’s prior financial statements. As indicated above, the Company was the purchaser of mortgage loans in those transactions. The income recorded by the Company in connection with these transactions was interest income on the mortgage loans purchased by the Company.
     At the present time, the Company is uncertain when the Committee’s review will be completed and when the Company will be able to file its Form 10-Q for the quarter ended June 30, 2005.

About First BanCorp
The Company is the second largest Financial Holding Company in Puerto Rico. It is the parent company of FirstBank Puerto Rico, a state chartered commercial bank in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and UniBank all operate within U.S. banking laws and regulations.
The Company operates a total of 137 financial service facilities throughout Puerto Rico, the U.S., British Virgin Islands and Florida. On October 1, 2004 the Bank opened a loan office in Coral Gables, Fla. Among the subsidiaries of FirstBank Puerto Rico is Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage banking company. In the U.S. and British Virgin Islands the Bank operates FirstBank Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company.
The Company’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Contact information:
Annie Astor-Carbonell
Senior Executive Vice President
and Chief Financial Officer
(787) 729-8088
annie.astor@firstbankpr.com
Safe Harbor Statement
     This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the effects of the outcome of the review discussed above on the Company’s financial statements for the years ended December 31, 2000 through 2005, and the quarterly financial statements for the quarters ended March 31, 2005 and June 30, 2005; negative reactions from the Company’s stockholders, creditors or customers to the results of the review or further delay in providing financial information caused by the review; the impact and result of any litigation (including private litigation), any action by the New York Stock Exchange, or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; the Company’s ability to successfully implement internal controls and procedures that remediate any weakness that is identified to ensure timely, effective and accurate financial reporting; changes in economic conditions; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2004.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Several factors, including those identified above, could cause actual events to differ materially from the forward-looking statements.
The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.